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                                  EXHIBIT 21

                          SUBSIDIARIES OF REGISTRANT


                                JURISDICTION OF

   Name                                                   Incorporation
   ----                                                   --------------

   Cybex Financial Corporation                            New York

   Eagle Performance Systems, Inc.                        Minnesota

   Cybex Fitness Gerate Vertriebs, GmbH                   Germany

   Cybex International UK Ltd.                            United Kingdom

   General Medical Equipment, Ltd.                        Barbados

   Lumex Bed Systems, Inc.                                Pennsylvania

   Tectrix Fitness Equipment, Inc.                        California

   Tectrix Fitness Equipment Limited                      United Kingdom

   Tectrix Fitness Equipment Vertriebs GmbH               Germany